ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090203

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20140063659-86
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 01/28/2014 12:35 PM
	Entity Number E0627452009-3

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Eaton Scientific Systems, Inc

2. The articles have been amended as follows: (provide article numbers, if available)

Eaton Scientific Systems, Inc has made the decision through both Majority Consent of Shareholders as well as Resolution of its Board of Directors to change its Entity Name to:

Eco Science Solutions, Inc

Please complete the Entity Name Change and email back to me so we can file related 8K and notify FINRA accordingly.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.3%

4. Effective date and time of filing: (optional) Date: 2-14-2014 Time: 8AM

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.